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                 August 10, 2022

       Joseph Nigro
       Senior Executive Vice President and Chief Financial Officer Exelon Corporation
       10 South Dearborn St
       48th Floor PO Box 805379
       Chicago, IL 60680-5379

                                                        Re: EXELON CORP
                                                            Registration
Statement on Form S-4
                                                            Filed August 3,
2022
                                                            File No. 333-266488

       Dear Mr. Nigro:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Arthur Tornabene-Zalas at (202) 551-3162 or Liz Packebusch, Staff
       Attorney, at (202) 551-8749 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Energy & Transportation
       cc:                                              Patrick Gillard, Esq.